Exhibit 99.1

China BAK Announces Appointment of New Independent Director

SHENZHEN, China, Sept. 10, 2012 /PRNewswire/ -- China BAK Battery, Inc. ("China BAK", the "Company", or "we") (CBAK), a leading global manufacturer of lithium-based battery cells, announced today that its board of directors has appointed Mr. J. Christopher Paugh as an independent director, a member of each of the Audit, Compensation and Nominating and Corporate Governance Committees and Chair of the Nominating and Corporate Governance Committee, effective September 5, 2012.

Mr. Paugh is an accomplished and versatile attorney with counseling and litigation experience in labor & employment, professional liability, premises & products liability, commercial, construction, personal injury, contract and insurance coverage matters. Mr. Paugh is currently practicing law in Houston, Texas.

"We are extremely pleased to welcome Mr. Paugh to our Board. Mr. Paugh brings professional US legal experience and we are confident he will help the Company sharpen its strategic direction, corporate governance and other critical aspects of its business in coming years." said Mr. Xiangqian Li, Chairman and Chief Executive Officer of China BAK.

About China BAK Battery, Inc.

China BAK Battery, Inc. (CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.'s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the ability of the Company to meet its contract obligations; the uncertain market for the Company's high-power lithium and other battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for electric vehicles; and risks related to China BAK's business and risks related to operating in China. Please refer to China BAK's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.